                                                 Crane
                                                 Consulting
                                                 Corporation



                                                                    Exhibit 10.1



January 5, 2002


Board of Directors
LifeF/X, Inc.
153 Needham Street Suite 150
Newton MA 02464


Gentlepersons:

This Engagement Letter outlines a Go to Market (GTM) project, which we have embarked on over the past two weeks. Crane Consulting Corporation (CRANE) will provide advisory services to Life F/X, Inc (LIFEFX) in accordance with the following provisions.

UNDERSTANDING OF REQUIREMENTS

LIFEFX has developed an innovative and proprietary approach to enhance digital communication via websites, email, messaging and other platforms by providing Stand Ins - images of the human face which convey words, speech and expressions in a very lifelike manner. LIFEFX is completing software that allows web site designers and developers to quickly and efficiently incorporate this differentiating feature into their applications, and to creatively control the content and expressions. LifeFX has also developed a software based service capability to convert photographs into the company's highly realistic Stand Ins. These capabilities are scheduled for launch in January, 2002.

As LifeFX completes its development work, the company needs assistance in accelerating its go to market activities. This includes a combination of marketing, product management, sales, business development and supporting process work, particularly during the first quarter of 2002. From a broad set potential market segments and applications, this near term GTM effort will focus on creative agencies and corporate groups which develop sophisticated web sites. The Company intends to implement and validate a combination of marketing, sales, and support processes that will efficiently generate new customer orders and revenues. LifeFX has set a goal of closing 50 orders for the Controller software which allows designers and developers to integrate Stand Ins and manage content and expression, and 50 Stand-Ins as part of this launch.

In addition, LifeFX needs to convert what it learns from the initial wave of GTM activities and results into the next stage of programs, projects and results to efficiently scale and support aggressive growth plans. These will be articulated in revisions to the company's business plan, marketing plan and follow-on development plans.

APPROACH

     o CRANE will provide LifeFX with interim executive services to achieve its GTM objectives by working as an integral part of the LifeFX leadership team. These services draw on our experience with a broad range of software and information services businesses. We will emphasize areas including product and service value propositions, pricing, sales process, marketing programs and distribution channel development.

     o Dennis J. Crane will serve as Acting Chief Executive Officer of LifeFX. Mr. Crane shall report to the Board of Directors of LifeFX. He will devote such time to the consulting activities covered hereby as needed on a day-to-day basis. Mr. Crane shall not assign this agreement or subcontract any of the work, labor or services to be preformed by him as Acting Chief Executive Officer without prior written consent of the Board.


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9901 FRINGE TREE COURT   LOUISVILLE, KY 40241  502-394-9272  502-394-9431(FAX)

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LifeFX - p.2 of 3


     GO TO MARKET PLAN ASSESSMENT AND RECOMMENDATIONS

Crane will actively and critically review the current state of the LifeFX business plan and go to market activities with a focus on refining and capitalizing on work that has been completed. This will include discussion with LifeFX staff and advisors, review of product and technology, market information, and competitive environment. We will refine elements of the current plan and activities, and work with the LifeFX leadership to define and set priorities on high impact, near term programs that are essential to achieving successful launch and market validation in the core developer market. This work has been largely completed during December 2001. We will document this in a straightforward GTM Plan, reviewed with LifeFX.

     IMPLEMENTATION SUPPORT

During the period January to March of 2002, Crane will provide implementation support for the LifeFX Go to Market activities, as defined in the GTM Plan. We expect that this will involve significant time on-site at LifeFX, and a high level of interaction with LifeFX staff, prospective customers, service providers in telemarketing and other partners. Crane can take lead responsibility for selected activities in the Plan and active support and external perspective for activities lead by others on the LifeFX team. In the course of this activity, Crane also anticipates working with LifeFX to formulate the next stage of GTM activities, including development of channel partnerships, refinements of the sales model, pricing / position options, and sales training, based on the initial market feedback.

We anticipate this engagement will involve 3 to 4 days per week during the first three months of 2002. Additional support beyond that time can be determined based on actual experience, progress and results.

DELIVERABLES

Crane deliverables for with this engagement will be the GTM Plan and materials - marketing collateral, objection handling, and competitive positioning in both draft and final form for delivery in electronic and print media. Crane will also provide internal GTM planning and coordination materials and other activities, which you determine, including communications with Safeguard Scientifics as appropriate.

SCHEDULE AND MILESTONES

This Engagement began with initial dialog at Safeguard Scientific on the LifeFX market opportunity and business plan in mid-December, 2001. The GTM review was largely completed during December 2001, including on-site meetings at LifeFX and follow-up research and communications with Safeguard Scientifics.

PROFESSIONAL FEES AND EXPENSES

Our professional fees for this engagement, based on the scope of work and deliverables outlined above will be as follows:

     o GTM Assessment and Plan - $25,000, payable upon acceptance of this Engagement Letter.

     o Interim Executive Services - $3500 per day for the month of January, 2002 and $2500 per day during the months of February and March of 2002.

We will also invoice for normal, reasonable travel or other out-of-pocket direct expenses at cost. Invoices are payable 15 days after receipt.

INDEPENDENT CONTRACTOR

The relationship of Crane to LifeFX shall be that of an independent contractor rendering professional services. Nothing contained herein shall be deemed to create a relationship of employer and employee or principal and agent between Crane and LifeFX. Crane shall not be entitled to participate in any of the benefit, welfare, bonus or incentive plans maintained by LifeFX for its employees. Crane shall be responsible or all tax payments and withholdings due for its employees and subcontractors in accordance

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9901 FRINGE TREE COURT   LOUISVILLE, KY 40241  502-394-9272  502-394-9431(FAX)


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LifeFX - p.3 of 3

with federal, state, city and county and other local tax laws pursuant to the laws of the United States and any foreign country where services may be rendered by Crane.

TERMINATION

LifeFX may terminate Crane's services at any point in time without penalty on 7 days notice. In the event of such termination, LifeFX shall have no obligation or liability hereunder except with respect to any payments owed to Crane prior to the date of termination.

CONFIDENTIALITY

LIFEFX and CRANE will sign the attached Non-Disclosure Agreement.

APPROVAL AND AUTHORIZATION TO PROCEED

Please indicate your acceptance of this proposal by signing and faxing a copy to the number below. It will be a pleasure to work with you and your team on this important effort.



Sincerely yours,



Dennis J. Crane

Crane Consulting Corporation

Accepted:



LIFEF/X, INC                                                  Date:    1/5/02
--------------------------------------------


/S/ LESLIE SELBOVITZ
--------------------------------------------
Name


DIRECTOR
--------------------------------------------
Title


LIFEF/X, INC. BOARD OF DIRECTORS


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9901 FRINGE TREE COURT   LOUISVILLE, KY 40241  502-394-9272  502-394-9431(FAX)